Exhibit#2








                  SECURITIES PURCHASE AGREEMENT


                              AMONG

                          HADRON, INC.

                          C.W. GILLULY

    JON M. STOUT, PATRICIA W. STOUT, THE STOUT DYNASTIC TRUST
                       AND J. RICHARD KNOP

                               AND

                         JOHN D. SANDERS



                         March 30, 2000

                        TABLE OF CONTENTS

INTRODUCTION                                                   2

ARTICLE I DEFINITIONS                                          2
DEFINITIONS.                                                   2

ARTICLE II PURCHASE AND SALE OF SHARES  AND PURCHASE WARRANTS  5
2.1  PURCHASE AND SALE OF SHARES AND PURCHASE WARRANTS.        5
2.2  PURCHASE PRICE.                                           5
2.3  PAYMENT TERMS.                                            5
2.4  THE CLOSING.                                              5
2.5  USE OF PROCEEDS.                                          5
2.6  FURTHER ASSURANCES.                                       5
2.7  TRANSFER TAXES.                                           5

ARTICLE III RELATED AGREEMENTS                                 6
3.1  RELATED AGREEMENTS.                                       6

ARTICLE IV REPRESENTATIONS AND WARRANTIES  OF THE COMPANY AND
GILLULY                                                        6
4.1  ORGANIZATION OF COMPANY.                                  6
4.2  AUTHORITY RELATIVE TO THIS AGREEMENT.                     6
4.3  QUALIFICATION OF THE COMPANY.                             6
4.4  CAPITALIZATION OF THE COMPANY; VALIDITY OF SHARES.        7
4.5  COMPANY SUBSIDIARIES.                                     7
4.6  NO VIOLATION.                                             8
4.7  CONSENTS AND APPROVALS.                                   8
4.8  COMPLIANCE WITH LAWS.                                     8
4.9  LICENSES AND PERMITS.                                     8
4.10  ENVIRONMENTAL MATTERS.                                   9
4.11  FINANCIAL STATEMENTS.                                    9
4.12  ABSENCE OF CHANGE.                                       9
4.13  UNDISCLOSED LIABILITIES.                                11
4.14  CURRENT INFORMATION.                                    11
4.15  TAX MATTERS.                                            11
4.16  LABOR AND EMPLOYMENT MATTERS.                           11
4.17  LITIGATION.                                             12
4.18  TITLE TO PROPERTIES.                                    12
4.19  LEASES.                                                 12
4.20  MATERIAL CONTRACTS.                                     12
4.21  INTELLECTUAL PROPERTY.                                  13
4.22  ACCOUNTS RECEIVABLE.                                    14
4.23  MAINTENANCE OF TANGIBLE PERSONAL PROPERTY.              14

4.24  INSURANCE.                                              14
4.25  EMPLOYEE BENEFIT PLANS.                                 14
4.26  INSIDER INTERESTS.                                      15
4.27  CERTAIN PRACTICES.                                      15
4.28  WORK IN PROGRESS.                                       15
4.29  INVESTMENT BANKING; BROKERAGE.                          16
4.30  CUSTOMERS.                                              16
4.31  WARRANTY AND RELATED MATTERS.                           16
4.32  RELATIONS.                                              16
4.33  RESTRICTIONS ON BUSINESS ACTIVITIES.                    17
4.34  SECURITY CLEARANCES; DEFECTIVE PRICING.                 17
4.35  REPORTS AND FINANCIAL STATEMENTS.                       17
4.36  FULL DISCLOSURE.                                        17

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASERS        18
5.1  AUTHORITY.                                               18
5.2  INVESTMENT STATUS.                                       18
5.3  INVESTMENT BANKING; BROKERAGE FEES.                      18

ARTICLE VI ADDITIONAL COVENANTS                               18
6.1  EXPENSES.                                                18
6.2  PUBLIC ANNOUNCEMENTS.                                    19
6.3  FURTHER ASSURANCES.                                      19
6.4  BOARD OF DIRECTORS                                       19
6.5  UNITED BANK.                                             19
6.6  GILLULY'S LOAN REPAYMENT.                                19

ARTICLE VII CONDITIONS TO OBLIGATIONS OF PURCHASERS           19
7.1  REPRESENTATIONS AND WARRANTIES.                          19
7.2  PERFORMANCE OF THIS AGREEMENT.                           20
7.3  CORPORATE AUTHORIZATION.                                 20
7.4  EXECUTIVE AGREEMENTS.                                    20
7.5  APPROVALS AND CONSENTS.                                  20
7.6  UNITED BANK APPROVAL.                                    20
7.7  INJUNCTION, LITIGATION, ETC.                             20
7.8  LEGISLATION.                                             20
7.9  ESTOPPEL CERTIFICATES, ETC.                              20
7.10  RESIGNATION.                                            21
7.11  OPINION OF COUNSEL FOR COMPANY AND GILLULY.             21
7.12  FAIRNESS OPINION.                                       21
7.13  ELECTION OF DIRECTORS.                                  21
7.14  DELIVERY OF CLOSING DOCUMENTS.                          21

7.15  INDEMNIFICATION AND CONTRIBUTION AGREEMENTS.            22

ARTICLE VIII CONDITIONS TO OBLIGATIONS OF GILLULY AND COMPANY 22
8.1  REPRESENTATIONS AND WARRANTIES.                          22
8.2  PERFORMANCE OF THIS AGREEMENT.                           22
8.3  INJUNCTION, LITIGATION, ETC.                             22
8.4  LEGISLATION.                                             22
8.5  DELIVERY OF CLOSING DOCUMENTS.                           23

ARTICLE IX CLOSING                                            23
9.1  TIME AND PLACE OF CLOSING.                               23
9.2  DELIVERIES BY COMPANY AND GILLULY.                       23
9.3  DELIVERIES BY PURCHASERS.                                23

ARTICLE X INDEMNIFICATION                                     24
10.1  INDEMNIFICATION BY COMPANY.                             24
10.2  INDEMNIFICATION BY PURCHASER.                           24
10.3  COMPANY'S OBLIGATIONS FOR THIRD PARTY CLAIMS.           24
10.4  PURCHASER'S OBLIGATIONS FOR THIRD PARTY CLAIMS.         25
10.5  LIMITATIONS ON INDEMNIFICATION.                         26
10.6  SURVIVAL; INVESTIGATION.                                27
10.7  WAIVER OF SURETYSHIP DEFENSES; LEGAL FEES.              27

ARTICLE XI GENERAL PROVISIONS                                 27
11.1  NOTICES.                                                27
11.2  GOVERNING LAW.                                          29
11.3  SCHEDULES.                                              29
11.4  HEADINGS.                                               30
11.5  COUNTERPARTS.                                           30
11.6  MISCELLANEOUS.                                          30

PURCHASER ALLOCATIONS                                         32



EXHIBITS

EXHIBIT A - Form of Purchase Warrant
EXHIBIT B - Purchaser Allocations
EXHIBIT C - Voting Agreement
EXHIBIT D - Registration Rights Agreement
EXHIBIT E - Founder Employment Agreement

EXHIBIT F - Stout Employment Agreement
EXHIBIT G - Hadron, Inc. Certificate of Incorporation and Bylaws

SCHEDULES

SCHEDULE 4.4 - Warrants, Options and Convertible Securities
SCHEDULE 4.5 - Subsidiaries
SCHEDULE 4.7 - Consents and Approvals
SCHEDULE 4.12 - Bank Loan and Founder Loan
SCHEDULE 4.16 - Labor and Employment Matters
SCHEDULE 4.20 - Material Contracts
SCHEDULE 4.21 - Intellectual Property
SCHEDULE 4.25 - Insurance
SCHEDULE 4.26 - Employee Benefits
SCHEDULE 4.27 - Insider Interests
SCHEDULE 4.28 - Work in Progress
SCHEDULE 4.31 - Customers
SCHEDULE 4.32 - Warranties
SCHEDULE 4.33 - Banking Relations
SCHEDULE 7.11 - Opinion of Counsel for Company and Founder

                  SECURITIES PURCHASE AGREEMENT

     This SECURITIES PURCHASE AGREEMENT ("Agreement"), dated as of the 30th day of March, 2000, is made among HADRON, INC. ("Company"), a corporation organized under the laws of the State of New York, Jon M. Stout ("Stout"), Patricia W. Stout ("Mrs. Stout"), the Stout Dynastic Trust ("Stout Trust"), J. Richard Knop ("Knop") and John D. Sanders ("Sanders") (collectively Stout, Mrs. Stout, Stout Trust, Knop and Sanders being referred to as the "Purchasers") and C.W. Gilluly ("Gilluly").

                          INTRODUCTION

     A. The issued and outstanding capital stock of the Company consists, as of March 20, 2000, of 2,809,526 shares of common stock, par value $.02 per share ("Common Stock"),

     B. Gilluly owns 501,875 of the outstanding shares of the Company's Common Stock, options to purchase 82,000 shares of the Company's Common Stock and warrants to purchase an additional
830,000 shares of the Company's Common Stock;

      C. Each of the Purchasers desires to purchase, and the Company desires to issue and sell the number of shares of Common Stock and warrants to purchase Common Stock, in the form of
Exhibit A, set forth opposite the name of each Purchaser in Exhibit B hereto, and to grant the Purchasers the rights set forth herein, representing an aggregate issuance of 2,250,000 shares of Common Stock (the "Shares") and warrants to purchase an additional 2,025,000 shares of Common Stock (the "Purchase Warrants") for an aggregate purchase price of $877,500; and

     D. The parties hereto desire to set forth herein certain of the terms of their ongoing relationship in connection with the Company.

     NOW THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, the parties agree as follows:

                            ARTICLE I

                           DEFINITIONS

     Definitions.
      The following terms, as used herein, have the following meanings:

     "Bank" means United Bank or any subsequent primary lender to the Company.

     "Bank Loan" means the Loan and Security Agreement dated June
29,  1999  between the Company, Avenue Technologies,  Inc.,  Vail
Research  and  Technology  Corporation,  Sycom  Services,   Inc.,
Engineering & Information Services, Inc. and United Bank.

     "Closing" has the meaning set forth in Section 2.4.

     "Closing Date" has the meaning set forth in Section 9.1.

      "Common Stock" has the meaning set forth in paragraph A of the Introduction.

     "Company" means Hadron, Inc.

     "Company   Employees"   has  the  meaning   set   forth   in
     Section 4.16.

     "Company Financial Statements" has the meaning set forth  in
     Section 4.11.

     "Company's Subsidiaries" means Engineering & Information Services, Inc., a Virginia Corporation, Vail Research and Technology Corporation, a Maryland Corporation, SyCom Services, Inc., a Delaware Corporation, Avenue Technologies, Inc., a
Virginia Corporation, Advanced Biosystems, Inc., a Delaware corporation and certain inactive subsidiaries described in the Company's most recent Form 10-K filed with the Securities and Exchange Commission.

     "Disclosure Schedules" mean each of the Schedule identified in Article IV.

     "Encumbrances" means liens, mortgages, charges, security interests, pledges, adverse claims, and other defects in title generally considered to be encumbrances. When referring to the shares of stock of the Company, Encumbrances also means any preemptive rights, rights of first refusal or restriction of any kind.

     "Environmental  Permits"  has  the  meaning  set  forth   in
     Section 4.10(a).

     "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

     "Gilluly Loan" means a loan from Gilluly to the Company upon the terms set forth in Schedule 4.12.

     "Governmental Authority" means any United States federal, state or local or any foreign or tribal government, governmental regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

     "Governmental  Order"  means  any  order,  writ,   judgment,
injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

     "Intellectual Property" has the meaning set forth in Section
4.21.

     "Investors" means Jon M. Stout, Mrs. Stout, Stout Trust  and
J. Richard Knop.

     "Leases" has the meaning set forth in Section 4.19.

     "Legal  Action"  has the meaning set forth  in  Sub  section
10.3(b).

     "Licenses and Permits" has the meaning set forth in  Section
4.9.

     "Loan" has the meaning set forth in Section 6.5.

     "Material  Contracts" has the meaning set forth  in  Section
4.20.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Pension  Plans"  has  the  meaning  set  forth  in  Section
4.26(a).

     "Person" means an individual, a corporation, a partnership, an association, a labor union, a trust or any other entity or organization, including a government, a governmental body, a political subdivision or an agency of instrumentality thereof.

     "Purchase Price" has the meaning set forth in Section 2.2.

     "Purchase Warrants" has the meaning set forth in paragraph C of the Introduction.

     "Related  Agreements"  means the  agreements  identified  in
Section 3.1

     "Shares" has the meaning set forth in the paragraph A of the Introduction.

     "Stock Option Plan" means the 1994 Stock Option Plan of  the
Company as amended in Fiscal Year 1998 under which certain employees are granted options to purchase Common Stock in the Company.

     "Subsidiary" with respect to any party to this Agreement, means any corporation or other business entity, whether or not incorporated, of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the Board of Directors, or other persons performing similar functions with respect to such entity, is held directly or indirectly by such party.

     "Survival Date" has the meaning set forth in Section 10.4.

     "to the knowledge of Gilluly and Company" means to the knowledge of either the Company or Gilluly.

      "Unit" means one share of Common Stock and a warrant to purchase .90 shares of Common Stock.

     "Welfare  Plans"  has  the  meaning  set  forth  in  Section
4.26(a).

                           ARTICLE II

                   PURCHASE AND SALE OF SHARES
                      AND PURCHASE WARRANTS


     2.1  Purchase and Sale of Shares and Purchase Warrants.
Upon the terms and conditions of this Agreement and in reliance on the representations and warranties set forth in Article IV, at the Closing each Purchaser will purchase from the Company, and the Company will issue and sell to each of the Purchasers, Units consisting of the number of shares of Common Stock and Purchase Warrants set forth opposite the name of such Purchaser in Exhibit B hereto for a purchase price of $0.39 per Unit; and the Company shall grant the Purchasers the rights set forth herein. Each of the parties agrees and consents to terms of this Agreement, including the Company's grant of the rights set forth herein to Investors.

     2.2  Purchase Price.
   TThe  purchase price for all the Units ("Purchase  Price")  is
eight   hundred  seventy-seven  thousand  five  hundred   dollars
($877,500), payable as set forth in Section 2.3.

     2.3  Payment Terms.
   The Purchase Price for all of the Units shall be paid by wire transfer of next day available funds or by check for good and sufficient funds.

     2.4  The Closing.
Subject to the terms and conditions of this Agreement, the sale and purchase of the Units shall take place concurrently with the execution of this Agreement at a closing (the "Closing"), pursuant to Section 9.1.

     2.5  Use of Proceeds.
   The proceeds from the sale of the Units by the Company hereunder shall be used by the Company for expenses associated with the consummation of the transactions contemplated hereby, for regular monthly payments of the Bank Loan, for the partial repayment of Gilluly Loan as set forth in Section 6.6, for working capital and general corporate purposes, but not without the prior written approval of the Investors the repayment of any other loans of the Company.

     2.6  Further Assurances.
  The Company and Gilluly from time to time after the Closing, at the request of the Purchasers and without further consideration, shall execute and deliver further instruments of transfer and assignment and take such other action as the Purchasers may reasonably require to more effectively transfer and assign to, and vest in the Purchasers, the Shares and Purchase Warrants to be sold to them hereunder and all rights thereto, and to fully implement the provisions of this Agreement.

     2.7  Transfer Taxes.
   All transfer taxes, fees and duties under applicable law incurred in connection with the initial sale and transfer of the Shares and Purchase Warrants under this Agreement, if any, will be borne and paid by the Company and the Company shall promptly reimburse the Purchasers for any such tax, fee or duty which any of them is required to pay under applicable law.


                           ARTICLE III

                       RELATED AGREEMENTS

     3.1  Related Agreements.
   As a condition of closing under this Agreement, the Company, Purchasers and others designated therein shall have entered into a Voting Agreement in the form of Exhibit C and a Registration Rights Agreement in the form of Exhibit D. Additionally, the Company shall have entered into employment agreements with Gilluly and Stout in the forms of Exhibit E and Exhibit F, respectively.


                           ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES
                   OF THE COMPANY AND GILLULY

     The Company and, where indicated by reference to Gilluly's knowledge, Gilluly, jointly and severally, represent and warrant to Purchasers, except as set forth in the attached Disclosure
Schedules, the following:

     4.1  Organization of Company.
   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Copies of the Company's Certificate of Incorporation and Bylaws, as currently in effect, are attached as Exhibit G. The minute books of the Company contain accurate records of all meetings and accurately reflect all material actions taken by the stockholders and the Board of Directors of the Company.

     4.2  Authority Relative to This Agreement.
   The Company has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, and the consummation by each of the transactions contemplated hereby, have been duly authorized by the Company's Board of Directors, and no other corporate proceedings on the part of the Company are necessary with respect thereto. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes a valid and binding obligation of Gilluly and Company, enforceable against each in accordance with its terms, except as its terms may be limited by:
(i) bankruptcy, insolvency or similar laws affecting creditors' rights generally; or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

     4.3  Qualification of the Company.
  The Company has the corporate power and authority to own all of its properties and assets and to carry on its business as now being conducted. The Company is duly qualified and in good standing to do business in each jurisdiction in which the failure to so qualify might have a material adverse effect upon the business or properties of the CompanyCompany. Other than the Company's Subsidiaries, there are no corporations, partnerships or other entities in which the Company owns, of record or beneficially, any direct or indirect equity or other interest or any right to acquire the same. The Company is not a member of (nor is any of its business conducted through) any joint venture, partnership or limited liability company.

     4.4  Capitalization of the Company; Validity of Shares.

          (a) The authorized capital of the Company consists of twenty million shares of Common Stock with a par value of two
cents ($0.02).   All  of the  issued  and  outstanding shares of
capital stock of the Company are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights.
Except  as  disclosed  in  the Schedule   4.4  there  are  no
options,  warrants,   convertible securities   or   other  rights,
agreements,   arrangements   or commitments of any character
relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other interest in, the Company.

          (b) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Common Stock or options or warrants to purchase Common Stock, or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

          (c) The stock register of the Company maintained by American Stock Trust and Transfer Company, its Transfer Agent, accurately records (i) the name and address of each Person owning Shares of capital stock of the Company, and (ii) the certificate number of each certificate evidencing Shares of capital stock issued by the Company, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

          (d) The Company's total issued and outstanding capital stock is 2,808,560 shares of Common Stock (excepting only shares issued after February 10, 2000 upon the exercise of options or warrants or conversion of convertible notes existing on such date) and the Company's total issued and outstanding shares, together with any other shares of capital stock which may be issuable, on a fully-diluted, as-converted basis (including, but not limited to, any outstanding options, securities convertible into Common Stock and/or warrants), are 4,587,952 shares of Common Stock and equivalents.

     4.5  Company Subsidiaries.
   Each Subsidiary of the Company is listed on Schedule 4.5 hereto. The Company has conducted its business solely through the Company and its Subsidiaries at all times. All assets, properties and rights relating to the Company's business are held by and all agreements, obligations and transactions relating to the Company's business have been entered into, incurred and conducted by, Company and its Subsidiaries. Each Subsidiary of Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Each Subsidiary of Company is duly qualified as a foreign corporation to do business, and is in good standing in the jurisdictions listed on Schedule 4.5 hereto and except as set forth on Schedule
4.5 hereto, is not required to be so qualified and in good standing in any other jurisdiction where the character of its properties owned or held under lease or the nature of its activities would make such qualification necessary, if failure to so qualify might have an adverse material effect upon the business or property of any Company Subsidiary. All of the outstanding shares of capital stock of each of the Subsidiaries of Company are validly issued, fully paid and non-assessable and, except as set forth on Schedule 4.5 hereto, and are owned by the Company free and clear of any Encumbrances of any nature whatsoever (whether absolute, accrued, contingent or otherwise). Except as set forth in Schedule 4.5 hereto, there are not outstanding rights to purchase or otherwise to receive from any of the Subsidiaries of the Company any of the outstanding, authorized but unissued or treasury shares of the capital stock or any other security of any Subsidiary of the Company; there is no outstanding security of any kind convertible into or exchangeable for such capital stock of any Subsidiary of the Company.

     4.6  No Violation.
   The execution and delivery by the Company of this Agreement will not: (i) violate or result in a breach of any provision of the Certificate of Incorporation or Bylaws of the Company;
(ii) result in a breach, or default, or give rise to any right of termination, modification or acceleration or give rise to any Encumbrance under the provisions of any agreement or other instrument or obligation to which Gilluly or the Company is a party or by which Gilluly, the Company, the Shares, or any of the Company's capital stock assets, properties or businesses may be bound; (iii) violate any law or Governmental Order applicable to Gilluly and Company, the Company or the Shares; or (iv) cause the acceleration of vesting or rights to exercise stock options, warrants or to convert convertible securities of the Company.

     4.7  Consents and Approvals.
   Except as set forth in Schedule 4.7, and to the actual knowledge of Gilluly, there is no requirement applicable to Company to make any filing with, or obtain the consent or approval of, any Person as a condition to the consummation of the transactions contemplated by this Agreement.

     4.8  Compliance with Laws.
   To the knowledge of the Company and the actual knowledge of Gilluly, the business of the Company and the Company's Subsidiaries have been operated in compliance in all material respects with all laws and regulations, federal, state or local, domestic or foreign, applicable to its business including, without limitation, those related to (i) antitrust and trade matters, (ii) civil rights, (iii) zoning and building codes, (iv) public health and safety, (v) worker health and safety and (vi) labor and employment and discrimination in employment.

     4.9  Licenses and Permits.
    The term "Licenses and Permits" as used herein means governmental licenses, permits, approvals and authorizations, whether federal, state and local, domestic or foreign, other than Environmental Permits. The Company and the Company's Subsidiaries have all of the Licenses and Permits required to conduct their respective businesses as they are presently being conducted excepting only those Licenses and Permits the failure of which to obtain would not have a material adverse effect on the business or properties of the Company or Company's
Subsidiaries. The business of the Company and the Company's Subsidiaries have been operated in compliance with all of the terms and conditions set forth in such Licenses and Permits. No notice of a violation of any such License or Permit has been received by Gilluly or the Company and the Company's Subsidiaries, or to the knowledge of the Company or the actual knowledge of Gilluly, recorded or published, and no proceeding is pending or, to the knowledge of the Company of the actual knowledge of Gilluly, threatened, to revoke any of them. Gilluly and Company know of no facts which exist with respect to the Company and the Company's Subsidiaries which would allow the revocation of any of the Licenses and Permits of the Company and the Company's Subsidiaries.

     4.10 Environmental Matters.

      (a) The Company and the Company's Subsidiaries have in all material respects operated their respective businesses in compliance with all laws and regulations relating to pollution control and environmental contamination and the provisions of their respective Environmental Permits, except for such violations thereof as do not and cannot reasonably be expected to have an adverse effect on the Company or the Company's Subsidiaries. "Environmental Permits" means governmental permits, approvals and authorizations, which relate to the environment or to public health and safety or worker health and safety, as they may be affected by the environment.

          (b) Neither the Company nor any of the Company's Subsidiaries is obligated, by itself or jointly with others, to clean up, remedy or otherwise restore to its former condition any building, contaminated surface water, ground water, soil or any natural resource associated therewith.

     4.11 Financial Statements.
   The Company has previously furnished Purchaser with true and complete copies of its audited financial statements, including the notes thereto for the fiscal years ending June 30, 1997, 1998 and 1999 and unaudited financial statements for the six (6) months ending December 31, 1999 (the "Company Financial Statements") together with the reports on such statements of the Company's independent public accountants. Such Financial Statements present fairly the financial position of the Company as of such dates and the results of their operations and changes in financial position for such periods and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis.

     4.12 Absence of Change.
   Since December 31, 1999, and to the actual knowledge of Gilluly, there has not been:

(a)  ANY MATERIAL CHANGE, OR DEVELOPMENT INVOLVING A PROSPECTIVE
CHANGE  TO  THE COMPANY OR THE COMPANY'S SUBSIDIARIES, INCLUDING,
WITHOUT  LIMITATION, ANY DAMAGE, DESTRUCTION OR LOSS (WHETHER  OR
NOT COVERED BY INSURANCE);

(B) ANY OBLIGATION OR LIABILITY, OTHER THAN CONTRACTS IN THE ORDINARY COURSE OF BUSINESS, (WHETHER ABSOLUTE, ACCRUED, CONTINGENT OR OTHERWISE) INVOLVING MORE THAN FIFTY THOUSAND DOLLARS INCURRED BY THE COMPANY OR THE COMPANY'S SUBSIDIARIES;

(C)  ANY GENERAL UNIFORM INCREASE IN THE COMPENSATION OF THE
EMPLOYEES OR CONSULTANTS OF THE COMPANY OR THE COMPANY'S
SUBSIDIARIES INCLUDING, WITHOUT LIMITATION, THOSE REQUIRED BY LAW
OR COLLECTIVE BARGAINING AGREEMENTS OR UNDERTAKING OF AN
OBLIGATION TO DO SO IN THE FUTURE;

(D)  INCREASE IN THE COMPENSATION PAYABLE TO ANY OFFICER OR
DIRECTOR OF THE COMPANY OR THE COMPANY'S SUBSIDIARIES;

(E)  ANY AMENDMENT TO ANY EMPLOYMENT AGREEMENT TO WHICH ANY
EMPLOYEE OR CONSULTANT OF THE COMPANY OR THE COMPANY'S
SUBSIDIARIES IS A PARTY;

(F)  ANY LICENSE, SALE, TRANSFER, PLEDGE, MORTGAGE OR OTHER
DISPOSITION OF ASSETS OF THE COMPANY OR THE COMPANY'S
SUBSIDIARIES OTHER THAN IN THE ORDINARY COURSE OF BUSINESS
CONSISTENT WITH PAST PRACTICE;

(G)  ANY DETERIORATION OF RELATIONS BETWEEN THE COMPANY OR THE
COMPANY'S SUBSIDIARIES AND THEIR RESPECTIVE MATERIAL SUPPLIERS OR
CUSTOMERS;

(H)  ANY DIRECT OR INDIRECT REDEMPTION, PURCHASE OR OTHER
ACQUISITION OF ANY SHARES OF THE CAPITAL STOCK, STOCK OPTIONS OR
OTHER EQUITY INTERESTS IN THE COMPANY OR IN THE COMPANY'S
SUBSIDIARIES OR UNDERTAKING OF AN OBLIGATION TO DO SO IN THE
FUTURE;

(I)  ANY DECLARATION, SETTING ASIDE OR PAYMENT OF ANY DIVIDEND
(WHETHER IN CASH, CAPITAL STOCK OR PROPERTY) WITH RESPECT TO ANY
SHARES OR OTHER EQUITY INTERESTS IN THE COMPANY;

(J) ANY ISSUANCE BY THE COMPANY OR THE COMPANY'S SUBSIDIARIES OF ANY SHARES OF ITS CAPITAL STOCK, OR ANY SECURITIES OR OBLIGATIONS CONVERTIBLE INTO OR EXCHANGEABLE FOR, OR GIVING ANY PERSON THE RIGHT TO ACQUIRE FROM THEM, ANY SHARES OF THEIR CAPITAL STOCK, EXCEPT PURSUANT TO THE STOCK OPTION PLAN OR EMPLOYEE STOCK PURCHASE PLAN;

(K) ANY ACCOUNT RECEIVABLE OWING TO THE COMPANY OR THE COMPANY'S SUBSIDIARIES WHICH SUBSEQUENT THERETO (I) HAS HAD ASSERTED AGAINST IT ANY CLAIM, REFUSAL TO PAY OR RIGHT OF SET-OFF, (II) AN ACCOUNT DEBTOR HAS REFUSED OR THREATENED TO REFUSE TO PAY FOR ANY REASON OR SUCH ACCOUNT DEBTOR, TO THE KNOWLEDGE OF THE COMPANY, HAS BECOME INSOLVENT OR BANKRUPT OR (III) HAS BEEN PLEDGED TO ANY THIRD PARTY; OR

(L)  ANY AGREEMENT RELATING TO THE BORROWING OF MONEY OR TO THE
MORTGAGING OR PLEDGING OF, OR OTHERWISE PLACING AN ENCUMBRANCE
ON, ANY ASSET OF THE COMPANY EXCEPT FOR THE BANK LOAN AND GILLULY
LOAN WHICH ARE FULLY DESCRIBED IN SCHEDULE 4.12.

     Since  December  31,  1999  the Company  and  the  Company's
Subsidiaries have operated their businesses only in the ordinary and usual course and in a manner consistent with past practices.

     4.13 Undisclosed Liabilities.
   To the actual knowledge of Gilluly, the Company and the Company's Subsidiaries have not incurred any liabilities or obligations which are not reflected in the Company Financial Statements, other than those incurred subsequent to such date in the ordinary course of business and consistent with past practices of the Company and which do not and would not be reasonably expected to have a material adverse effect. Reserves are reflected on the Company's balance sheet dated December 31, 1999 for all liabilities of the Company in amounts that have been established on a basis consistent with the past practices of the Company and in accordance with GAAP.

     4.14 Current Information.
   Company has previously delivered to Purchasers non-public information relating to the business and affairs of the Company and will continue to furnish similar information until the Closing. At the time of delivery thereof none of such information contained, or will contain, any untrue statement of a material fact or omitted, or will omit, to state a fact necessary in order to make such statements made therein, in light of the circumstances in which they were made, not misleading.

     4.15 Tax Matters.
      The Company and the Company's Subsidiaries have filed, in a timely manner, all federal, state, local and foreign tax returns, reports and declarations required by applicable law and have collected, withheld or deposited, or made provision for the payment of all taxes (including, without limitation, income, sales, use, occupation, property, excise and employment taxes, and interest and penalties thereon) in a timely manner which have or may become due on account of such filings. The federal tax returns for the Company have been filed with the Internal Revenue Service through the Company's fiscal year ending June 30, 1999. The Company and the Company's Subsidiaries have not received any notice of audits or any assessment for unpaid taxes, do not know of any reason why any such assessment might be made and have not agreed to any extension of time for the assessment of any taxes. Adequate provisions have been made for the payment of all current taxes.

     4.16 Labor and Employment Matters.
   Except as set forth on Schedule 4.16, neither the Company nor any of the Company's Subsidiaries is a party to any employment or consulting agreements. There are no controversies, claims or grievances pending or, to the knowledge of the Company and the actual knowledge of Gilluly, threatened between Gilluly or the Company or any Company Subsidiary and Company Employees, or a labor union representing any of its employees. The Company has delivered to Purchaser a list of all of the employees of the Company and the Company's Subsidiaries ("Company Employees"), and a listing of the salaries, bonuses, or other compensation currently paid to each.

     4.17 Litigation.
    There are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of the Company or the actual knowledge of Gilluly, threatened against Gilluly or the Company, before any court, Governmental Authority or arbitrator, domestic or foreign, that has or can reasonably be expected to have a material adverse effect on the Company or which seek: (i) to prevent, restrict or delay the consummation of the transactions contemplated by this Agreement; or (ii) to limit, in any manner, the right of Purchasers to control the business of the Company after the consummation of the transactions contemplated by this Agreement. Furthermore, there are no judgments, orders or decrees of any such court, Governmental Authority or arbitrator, domestic or foreign, that has or can reasonably be expected to have any such effect.

     4.18 Title to Properties.

          (a) The Company does not have any fee simple interest in real property.

          (b) The Company has good title to all of the personal property, tangible or intangible, owned by it, free and clear of Encumbrances except for the lien securing the Bank Loan described in Schedule 4.12.

     4.19 Leases.
  The Company and the Company's Subsidiaries have complied in all material respects with their respective obligations under all agreements into which the Company or any of the Company's
Subsidiaries have entered, whether as lessor or lessee, which relates to either real or personal property, other than monthly leases of personal property, which may be canceled upon not more than thirty (30) days notice and require the payment of not more than one thousand dollars ($1,000) per month ("Leases") and, to the knowledge of the Company and the actual knowledge of Gilluly, no event has occurred or condition exists which constitutes or can reasonably be expected to constitute a breach of the provisions of any Lease by any party thereto. Complete copies of all of the Leases have been delivered or made available to Purchasers.

     4.20 Material Contracts.
   Schedule 4.20 sets forth a complete and correct list of each contract, agreement or commitment of the Company or the Company's Subsidiaries, other than Leases:
          (a) upon which any substantial part of the business of the Company or of a Company's Subsidiary is dependent or which, if breached, could reasonably be expected to have a material adverse effect on the Company or the respective Subsidiary;

          (b) which provides for aggregate future payments by or to the Company or any of the Company's Subsidiaries of more than fifty thousand dollars ($50,000), except for purchase orders or sales orders arising in the ordinary and usual course of business, in which case they are listed only if any party thereto is obligated to make future payments aggregating more than one hundred thousand dollars ($100,000) in any year;

          (c) which extends for more than one year from the Closing Date and may not be cancelled by the Company with thirty
(30) or less days notice;

          (d) which provides for the sale, lease or other transfer, after the date hereof and other than in the ordinary course of business, of any of the assets of the Company or any of the Company's Subsidiaries except those assets securing the Bank Loan described in Section 6.5;

          (e) which relates to the employment, retirement or termination of the services of any officer or former officer of the Company or any of the Company's Subsidiaries, except as disclosed on Schedule 4.16; or

          (f) which contains covenants pursuant to which any Person has agreed not to compete with any business conducted by the Company or any of the Company's Subsidiaries or not disclose to others information concerning the Company or any of the Company's Subsidiaries.

     Each of the foregoing is referred to in this Agreement as a "Material Contract." Each Material Contract is valid and binding on the parties thereto and is in full force and effect. The
Company and the Company's Subsidiaries have complied in all material respects with their respective obligations under all of the Material Contracts and, to the knowledge of the Company and the actual knowledge of Gilluly, no event has occurred or condition exists which constitutes or can reasonably be expected to constitute a breach of any such contract by any party thereto. Complete copies of all the Material Contracts have been delivered or made available to Purchasers.

     4.21 Intellectual Property.
    The term "Intellectual Property" as used herein means registered trade names, trademarks and service marks, patents, patent rights and copyrights, whether domestic or foreign, and inventions, trade secrets, proprietary processes and formulae, software and other property rights generally considered to be intellectual property other than general know-how. The Company and the Company's Subsidiaries own, or, to the Company's knowledge, have the right to use, all of their respective Intellectual Property. Schedule 4.21 contains a complete and correct list of all such Intellectual Property (other than off-the-shelf third party software) and any royalties, honoraria, fees or other payments payable by the Company or any of the Company's Subsidiaries to any Person by reason of the ownership, use, license, sale or disposition of the Intellectual Property. There is no claim pending or, to the knowledge of the Company, threatened against the Company or any of the Company's Subsidiaries alleging that its use of any Intellectual Property infringes upon the rights of any Person and to the Company's knowledge, no Person is infringing upon the rights of the Company or any of the Company's Subsidiaries in their respective Intellectual Property. All letters, patent, registrations and certificates issued by any Governmental Authority relating to the Intellectual Property are, to the Company's knowledge, valid and subsisting and have been properly maintained. Complete copies of all documents pursuant to which the Company or the Company's Subsidiaries have acquired the right to use its Intellectual Property, or has licensed or otherwise permitted any other Person to use any of such Intellectual Property, have been delivered or made available to Purchasers.

     4.22 Accounts Receivable.
    The Company's and the Company's Subsidiaries' accounts receivable, including those acquired by the Company or any of the Company's Subsidiaries subsequent to the 31st day of December,
1999 but prior to the Closing (and not collected prior to Closing), constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business and will have been collected or, to the knowledge of the Company, will be collectible in amounts not less than the aggregate amount thereof (net of reserves established in accordance with prior practice) carried on the books of the Company. Each of such accounts receivable, except for the lien securing the Bank Loan, are not the subject of a pledge or assignment, and are free of Encumbrances and has not been placed for collection with any attorney, collection agency or similar individual or firm. Adequate reserves for doubtful accounts have been established on the books of the Company and are reflected on the balance sheet in accordance with GAAP. As of the date hereof, there are no claims, refusals to pay or other rights of set-off against any such accounts receivable, except as specified in the Disclosure Schedules.

     4.23 Maintenance of Tangible Personal Property.
   Except to the extent such maintenance or condition would not have a material adverse effect on the business or properties of the Company or the Company's Subsidiaries, the tangible personal property which belongs to the Company or the Company's
Subsidiaries: (i) has been maintained in good repair in accordance with the usual practices in the United States of businesses which are engaged in activities similar to the business conducted by the Company or the respective Company's Subsidiary; (ii) is in good condition, ordinary wear and tear excepted; and (iii) is usable in the ordinary course of the business of the Company or the respective Company's Subsidiary as it is presently being conducted.

     4.24 Insurance.
    Schedule 4.24 sets forth a list of insurance policies maintained by the Company and any of the Company's Subsidiaries. There is no default in any respect under any provision of any such policy nor has the Company or the respective Company's Subsidiary failed to give notice or present any claim thereunder in a timely manner so as to bar recovery of any valid claim.

     4.25 Employee Benefit Plans.

          (a) Schedule 4.25 lists all of the employee benefit plans and programs (except the unfunded deferred compensation plans which are listed in Schedule 4.20), including, without limitation, all retirement, savings and other pension plans ("Pension Plans"), all health, severance, insurance, disability and other employee welfare plans ("Welfare Plans") and all incentive, vacation and other similar plans that are maintained by the Company or a Company's Subsidiary on behalf of their respective Company Employees (collectively, the "Employee Benefit Plans").

          (b) As to each of the Pension Plans, the Company and the Company's Subsidiaries have complied, in all material respects, with all applicable laws and regulations in administering such plans, including specifically the provisions of ERISA and the qualification provisions of Section 401 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). No non-exempt prohibited transaction, as defined in
Section 4975 of the Internal Revenue Code, has occurred with respect to any of the Pension Plans and none of the Pension Plans has incurred any accumulated funding deficiency, as defined in
Section 412 of the Internal Revenue Code, whether or not waived. The Company does not sponsor, and has never sponsored, a defined benefit plan as defined in Section 3(35) of ERISA.

          (c) As to each of the Welfare Plans and other Employee Benefit Plans that are not Pension Plans, the Company and the Company's Subsidiaries have complied, in all material respects, with all applicable laws and regulations in the administration thereof including, without limitation, the provisions of ERISA when applicable.

          (d) The Company and the Company's Subsidiaries have not terminated any Pension Plan within ten years preceding the date of this Agreement.

          (e) No compensation or benefit that is or will be payable as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code.

     4.26 Insider Interests.
   Neither Gilluly nor any officer or director of the Company or any of the Company's Subsidiaries: (i) competes with or has a direct non-passive interest in any business entity which competes with the business conducted by the Company or the Company's Subsidiaries; (ii) has any agreement of any type with the Company or the Company's Subsidiaries other than being an at will employee of the Company or the Company's Subsidiaries; or (iii) has any interest, direct or indirect, in any property, real or personal, tangible or intangible, including, without limitation, Intellectual Property, used in or pertaining to the business conducted by the Company or the Company's Subsidiaries, except as a stockholder or employee of the Company or as disclosed on
Schedule 4.26.

     4.27 Certain Practices.
   To the knowledge of the Company and the actual knowledge of Gilluly, no stockholder, director, officer, employee or agent of the Company or the Company's Subsidiaries have, directly or indirectly, made or agreed to make, any unlawful or illegal payment, gift or political contribution to, or taken any other unlawful or illegal action, for the benefit of any customer, supplier, governmental employee or other Person who is or may be in a position to assist or hinder the business of the Company or the Company's Subsidiaries.

     4.28 Work in Progress.
   Schedule 4.28 contains a complete list of all contracts on which the Company and the Company's Subsidiaries are currently working or which have not been completed, the customer for whom the work is being performed, and the amount and basis for payment and the status of the contract and the work being performed thereunder. There is currently no work being performed for which there is either (i) no written agreement signed by the customer, or (ii) no funding available and committed by the customer, in the case of contracts with a Governmental Authority.

     4.29 Investment Banking; Brokerage.
   There are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement payable by the Company the Company's Subsidiaries or Gilluly based on any arrangement or agreement made by or on behalf of the Company the Company's Subsidiaries or Gilluly.

     4.30 Customers.
   Schedule 4.30 attached hereto sets forth the name of each customer of the Company or any of the Company's Subsidiaries who accounted for more than ten percent (10%) of the revenues of the Company for the twelve (12) months ended June 30, 1999 and the six (6) months ended December 31, 1999 (the "Customers"). The relationships of the Company and the Company's Subsidiaries with their respective Customers are good commercial working relationships. No Customer of the Company or the Company's Subsidiaries has canceled or otherwise terminated its relationship with the Company or the Company's Subsidiaries, or has during the last twelve (12) months decreased materially its usage or purchases of the services or products of the Company or the Company's Subsidiaries. Schedule 4.30 attached hereto sets forth a list of each former customer of the Company who has terminated its relationship with the Company since January 1, 2000 and who represented greater than $100,000 of business to the Company or the Company's Subsidiaries in the twelve (12) calendar months preceding such termination. No Customer, has, to the best knowledge of the Company or the Company's Subsidiaries, any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with the Company or the Company's Subsidiaries or to decrease materially or limit its usage, purchase or distribution of the services or products of the Company or the Company's Subsidiaries.


     4.31 Warranty and Related Matters.
  Schedule 4.31 attached hereto sets forth a complete list of all outstanding product and service warranties and guarantees on any of the products or services that the Company or the Company's Subsidiaries distributes, services, markets or sells for itself, a customer or a third party (each such product or service shall be referred to herein as a "Company Product"). There are no existing or, to the best knowledge of the Company, threatened in writing, product liability, warranty or other similar claims against the Company or any of the Company's Subsidiaries alleging that any Company Product is defective or fails to meet any product or service warranties except as set forth in Schedule 4.31.

     4.32 Relations.
   Other than the Bank Loan, which is described in Schedule 4.12, all of the arrangements with any banking institution relating to the Company's depository accounts are accurately and in all material respects described in Schedule 4.32, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

     4.33 Restrictions on Business Activities.
   To the actual knowledge of Gilluly, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of the Company's Subsidiaries or Gilluly which has or could reasonable be expected to have the effect of prohibiting or materially impairing the business practices of the Company or any of the Company's Subsidiaries, the acquisition of property by the Company or any of the Company's Subsidiaries, or the conduct of business by the Company or any of the Company's Subsidiaries in each case as currently conducted by the Company or any of the Company's Subsidiaries.

     4.34 Security Clearances; Defective Pricing.

    (a) The Company, the Company's Subsidiaries and all of their respective officers, directors and employees are in compliance with the security requirements set forth in Material Contracts to which the Company or the Company's Subsidiaries are a party or by which the Company or any of the Company's Subsidiaries or any of
their  respective  properties or assets may  be  bound.   To  the
knowledge of the Company, all security clearances are in full force and effect and there are no facts which exist or have existed which might constitute grounds for the loss or limitation of work under any Material Contracts.

      (b) To the knowledge of the Company, the Company and its Subsidiaries are in material compliance with all applicable pricing, profit limitation, negotiation of profit and other regulations applicable to Material Contracts with any governmental entity (foreign or domestic) and there are no facts which exist or have existed which would constitute grounds for any valid claim under any such regulations, including, without limitation, claims for defective pricing or price renegotiation.

     4.35 Reports and Financial Statements.
   Company has timely filed all reports required to be filed with the Commission pursuant to the Exchange Act or the Securities Act (collectively, the "SEC Reports"), and has previously made available to Purchasers true and complete copies of all such SEC Reports as have been requested by Purchasers. Such SEC Reports, as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the

Exchange  Act,  as  the case may be, and none  of  the  such  SEC
Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.36 Full Disclosure.
   None of the representations and warranties of the Company or Gilluly made in this Article contains any untrue statement of material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.


                            ARTICLE V

          REPRESENTATIONS AND WARRANTIES OF PURCHASERS

     Each Purchaser represents and warrants to Gilluly and to the Company the following:

     5.1  Authority.
   Each Purchaser is legally competent to and has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of such Purchaser pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument executed and delivered by each Purchaser pursuant to or as contemplated by this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of each of the Purchaser enforceable in accordance with their respective terms except as its terms may be limited by: (i) bankruptcy, insolvency or similar laws affecting to creditors' rights generally; or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

     5.2  Investment Status.
   Each Purchaser is an "accredited Purchaser" as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the "Securities Act"). Each Purchaser is purchasing the Units for his own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration or an available exemption under applicable law. Each Purchaser acknowledges that his respective Shares, Purchase Warrants and the shares of Common Stock which such Purchaser may acquire through exercise of the Purchase Warrants have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or exemption from such registration is available.

     5.3  Investment Banking; Brokerage Fees.
   No Purchaser has incurred or become liable for any broker's or finder's fee, banking fees or similar compensation relating to or in connection with the transactions contemplated hereby.


                           ARTICLE VI

                      ADDITIONAL COVENANTS

     6.1  Expenses.
  The Company and the Investors shall each be responsible for and shall bear one half of the cost of all expenses directly and necessarily incurred by the Company or by the Investors in connection with the proposed Investment, including, but not limited to, all legal fees and out-of-pocket expenses of the Investor's counsel and the Investor's out-of-pocket expenses. The fees and expenses of Investor's counsel and the Investor's out-of-pocket expenses (together, the "Costs and Expenses") shall be limited to a maximum of $35,000, half of which shall be payable by the Company and half of which shall be payable by the Investors at the Closing. The fees and expenses of the Company's counsel and the Company's out-of-pocket expenses (together, the "Costs and Expenses") shall be limited to a maximum of $25,000, half of which shall be payable by the Company and half of which shall be payable by the Investors at the Closing. Each Purchaser shall pay that portion of Investors' responsibility hereunder equal to the proportion such Purchaser's investment bears to the total investment of all Purchasers.


     6.2  Public Announcements.
   The parties to this Agreement will consult with one another before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and will not issue any such press release or make any such public statement without the consent of the other unless such action is specifically required by law.

     6.3  Further Assurances.
   Gilluly, Company and Purchasers, as the case may be, will use reasonable efforts to implement the provisions of this Agreement and for such purpose, at the request and expense of Purchasers, Gilluly and Company, as the case may be, will, at or after the Closing, without further consideration, promptly execute and deliver, or cause to be executed and delivered, such additional documents as may be necessary to implement any provision of this Agreement and the Related Agreements.

     6.4  Board of Directors
     At Closing two (2) members of the Company's Board of Directors shall resign and Stout shall be appointed to serve the unexpired term of one of the directors. Promptly, upon compliance with the requirements of Section 14(f) of the Exchange Act and Rule 14(f)-1 promulgated thereunder, two (2) additional designees of the Investors shall be appointed to serve the vacant unexpired terms of office of former members of the Company's Board of Directors.

     6.5  United Bank.
        Stout shall guarantee fifty percent 50% of the Bank Loan to the Company in the maximum principal amount of $1,500,000 from United Bank.

     6.6  Gilluly's Loan Repayment.
   Subject to approval from the Bank, Purchasers shall cause the Company to repay, at Closing, two hundred thousand dollars
($200,000) of Gilluly's Loan and the remaining balance of Gilluly's Loan within six months thereafter.


                           ARTICLE VII

             CONDITIONS TO OBLIGATIONS OF PURCHASERS

     The obligation of Purchasers to consummate the transactions contemplated by this Agreement shall be subject, to the extent not waived, to each of the following conditions.

     7.1  Representations and Warranties.
   Except for changes expressly contemplated by this Agreement, each of the representations and warranties of Company and of Gilluly contained in this Agreement, which representations and warranties include the information in the schedules corresponding thereto, shall be true and correct in all material respects as of the date of Closing and Gilluly and Company shall have delivered to Purchasers a certificate to that effect signed by Gilluly as a stockholder of the Company and a certificate to that effect signed by an officer of the Company.

     7.2  Performance of this Agreement.
   Gilluly shall have, and the Company shall have, performed in all material respects all of its obligations to be performed before or at Closing under this Agreement and shall have delivered to Purchasers a certificate to that effect signed by Gilluly and the Chairman or President of the Company.

     7.3  Corporate Authorization.
   All corporate action required to be taken by the Company in connection with the transactions contemplated hereby shall have been taken, all documents incident thereto shall be reasonably satisfactory in substance and form to Purchaser and shall have received such originals or copies of such documents as it may reasonably request.

     7.4  Executive Agreements.
   The Company, Gilluly and Stout shall have executed and delivered Employment Agreements in the forms attached hereto as Exhibit E and Exhibit F, respectively.

     7.5  Approvals and Consents.
   The Company and Gilluly shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by them in connection with the execution and delivery of this Agreement and the performance by them of the transactions contemplation hereby and the Purchasers shall have received copies of all required authorizations, waivers, consents and permits to permit the consummation of the transactions contemplated by this Agreement, in form and substance satisfactory to the Purchasers.

     7.6  United Bank Approval.
   The agreement by the Bank to waive any current defaults or failure on the part of the Company to comply with any terms of the Bank Loan and to forebear action with regard to the Bank Loan in form and substance satisfactory to the Purchasers.

     7.7  Injunction, Litigation, etc.
      No order of any court or governmental agency shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement or which would limit or affect the ability of Purchasers to own and control a portion of the Company, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any such court or governmental agency seeking to prohibit or delay or challenging the validity of the transactions contemplated by this Agreement.

     7.8  Legislation.
   No statute, rule or regulation shall have been proposed or enacted which prohibits or might prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.

     7.9  Estoppel Certificates, etc.
   Gilluly and Company shall have obtained and delivered to Purchasers executed estoppel certificates satisfactory in form and substance to Purchaser, and such other information with respect to the Leases as Purchasers may reasonably request.

     7.10 Resignation.
      Two (2) of the existing four (4) directors of the Company shall have submitted their resignations from such positions with the Company as of the Closing Date.

     7.11 Opinion of Counsel for Company and Gilluly.
   Purchasers shall have received an opinion from McGuire, Woods, Battle & Boothe, counsel for the Company and Gilluly, in substantially the form attached hereto as Schedule 7.11.

     7.12 Fairness Opinion.
   The Company shall have obtained a fairness opinion from a reputable firm experienced in Company valuations that confirms the fairness of the transactions contemplated herein to the Company and its shareholders.

     7.13 Election of Directors.
   The Company shall have taken all necessary corporate action to effect the appointment of Stout as a director of the Company, conditioned upon and effective as of the completion of the Closing and the appointment of two (2) additional directors of the Company designated by the Investors to take office after compliance with Section 14(f) of the Exchange Act.

     7.14 Delivery of Closing Documents.
   At  the  Closing  Date,  the Company and  Gilluly  shall  have
delivered,  or  shall  have  caused  to  be  delivered,  to   the
Purchasers, all in form and substance satisfactory to the Purchasers, the following:

          (a) Executed copies of the Voting Agreement and the Registration Rights Agreement in the forms attached hereto as Exhibit C and Exhibit D, respectively;

          (b) Certificates issued by (i) the Secretary of State (or similar authority) of the States of organization of the Company and its Subsidiaries (other than inactive Subsidiaries) certifying that the Company and its Subsidiaries have legal existence and are in good standing; and (ii) the Secretary of State (or similar authority) of each jurisdiction in which the Company or its Subsidiaries have qualified to do business as a foreign corporation as to such foreign qualification;

          (c) Executed copies of an agreement extending the term of the Investment Banking Agreement dated January 7, 1999 between the Company and Boles Knop & Company, L.L.C. ("Boles Knop") to January 7, 2001 upon the same terms and conditions; provided, however, that no fee shall be charged by Boles Knop under the existing or any extended Investment Banking Agreement with respect to the transactions contemplated herein;

           (d) A certificate of the Secretary of the Company which shall certify the names of the officers of the Company authorized to sign this Agreement and the other documents, instruments or certificates to be delivered pursuant to this Agreement by the Company or any of its officers, together with the true signatures of such officers;

           (e) Stock certificates issued, or instructions to the Company's Transfer Agent to issue stock certificates, in the names of the Purchasers for the shares set forth opposite each Purchaser's name in Exhibit B;

           (f) Purchase Warrants issued in the names of the Purchasers as set forth opposite each Purchasers name in Exhibit
B; and

          (g) Such other supporting documents and certificates as the Purchasers may reasonably request and as may be required pursuant to this Agreement.

     7.15 Indemnification and Contribution Agreements.
    Stout   and  Knop  shall  have  executed  and  delivered   an
Indemnification and Contribution Agreement relating to Stout's guaranty of the bank loan in form and substance satisfactory to each.


                          ARTICLE VIII

                  CONDITIONS TO OBLIGATIONS OF
                       GILLULY AND COMPANY

     The obligation of Gilluly and Company to consummate the transactions contemplated by this Agreement shall be subject, to the extent not waived, to the satisfaction of each of the following conditions.

     8.1  Representations and Warranties.
     Except for changes expressly contemplated by this Agreement, each of the representations and warranties of Purchasers contained in this Agreement shall be true and correct in all material respects as of the date of Closing, and Purchaser shall have delivered to Company a certificate to that effect.

     8.2  Performance of this Agreement.
   Purchasers shall have performed in all material respects, all of its obligations under this Agreement and shall have delivered to Company a certificate to that effect.

     8.3  Injunction, Litigation, etc.
  No order of any court or governmental agency shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any such court or governmental agency seeking to prohibit or delay or challenging the validity of any of the transactions contemplated by this Agreement.

     8.4  Legislation.
   No statute, rule or regulation shall have been proposed or enacted which prohibits or might prohibit, restrict or delay the consummation of the transactions contemplated hereby.

     8.5
Delivery of Closing Documents.

          (a) On the Closing Date, the Purchasers shall have executed and delivered the Voting Agreement and Registration
Rights  Agreement, substantially in the forms attached as Exhibit
C and Exhibit D, respectively; and

          (b)  Confirmation of bank wire transfer of the Purchase
Price to the Company's designated account.

                           ARTICLE IX

                             CLOSING

     9.1  Time and Place of Closing.
   The  Closing  shall  take place at the offices  of  Holland  &
Knight,  LLP, 3110 Fairview Park Drive, Suite 900, Falls  Church,
Virginia 22042, at 1:00 p.m. local time on Thursday the 30th day of March 2000 ("Closing Date").

     9.2  Deliveries by Company and Gilluly.
   At Closing, Company and Gilluly shall deliver to Purchaser the following:

          (a)  Each of the Closing Documents listed in Section 7.14;

          (b)  The Executive Agreements required by Section 7.4;

          (c) Copies of the certificates, consents and agreements required by Sections 7.5, 7.6, 7.9 and 7.10;

          (d)  The Opinion of Counsel required by Section 7.11; and

          (e)  The Fairness Opinion required by Section 7.12; and

          (f) Such additional documents as Purchaser may reasonably request.

     9.3  Deliveries by Purchasers.
  At the Closing, Purchasers shall deliver to Gilluly and Company the following:

          (a)  Each of the Closing Documents listed in Section 8.5; and

          (b) Such additional documents as Gilluly and Company may reasonably request.

                            ARTICLE X

                         INDEMNIFICATION

     10.1 Indemnification by Company.
   Subject to the limitations contained in this Article, Company will indemnify and hold Purchaser harmless from any damage, loss, liability or expense including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees arising out of:

          (a) Any breach of a representation and warranty made by Gilluly and Company in this Agreement;

          (b) The breach of any agreement of Gilluly and Company contained in this Agreement; or

          (c) Any undisclosed liability or obligation of the Company, whether civil or criminal in nature arising out of actions that occurred prior to the Closing Date.

     10.2 Indemnification by Purchaser.
   Subject to the limitations contained in this Article, each Purchaser will indemnify and hold Company harmless from any damage, loss, liability or expense including without limitation, reasonable expenses of investigation and reasonable attorneys' fees arising out of:

          (a) Any breach of a representation and warranty made by such Purchaser in this Agreement; or

          (b) The breach of any agreement of such Purchaser contained in this Agreement.

     10.3 Company's Obligations for Third Party Claims.
      The obligation of Company to indemnify Purchaser under the provisions of this Article with respect to claims resulting from the assertion of liability by Persons not parties to this Agreement (including governmental claims for penalties, fines and assessments) shall be subject to the following terms and conditions:

          (a) Purchaser shall give prompt written notice to Company of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Article, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known, provided, however, that no delay on the part of Purchaser in giving notice shall relieve Company of any obligation to indemnify unless (and then solely to the extent that) Company are prejudiced by such delay.

          (b) If any action, suit or proceeding (a "Legal Action") is brought against Purchaser with respect to which Company may have liability under the foregoing provisions of this Article, the Legal Action shall be defended by Company and such defense shall include all proceedings for appeal or review which counsel for Purchaser shall deem appropriate.

          (c) Notwithstanding the provisions of the previous subsection of this Agreement, until Company shall have assumed the defense of any such Legal Action, the defense shall be handled by Purchaser. Furthermore, (A) if Company fails to provide Purchaser with evidence acceptable to Purchaser that Company has sufficient financial resources to defend and fulfill its indemnification obligation with respect to the Legal Action; or (B) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; Company shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by Purchaser. If the defense of the Legal Action is handled by Purchaser under the provisions of this subsection, Company shall pay all legal and other expenses reasonably incurred by Purchaser in conducting such defense.

          (d) In any Legal Action initiated by a third party and defended by the indemnifying party (A) the indemnified party shall have the right to be represented by advisory counsel and accountants, at its own expense, (B) the indemnifying party shall keep the indemnified party fully informed as to the status of such Legal Action at all stages thereof, whether or not the indemnified party is represented by its own counsel, (C) the indemnifying party shall make available to the indemnified party, and its attorneys, accountants and other representatives, all books and records of the indemnifying party relating to such Legal Action and (D) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

          (e) In any Legal Action initiated by a third party and defended by the indemnifying party, the indemnifying party shall not make any settlement of any claim without the written consent of the indemnified party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the indemnified party or its assets, employees or business, or relief which the indemnified party reasonably believes could establish a custom or precedent which will be materially adverse to the best interests of its continuing business.

     10.4 Purchaser's Obligations for Third Party Claims.
       The obligation of Purchaser to indemnify Company under the provisions of this Article with respect to claims resulting from the assertion of liability by Persons not parties to this Agreement (including governmental claims for penalties, fines and assessments) shall be subject to the following terms and conditions:

          (a) Company shall give prompt written notice to Purchaser of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Article, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known, provided, however, that no delay on the part of Company in giving notice shall relieve Purchaser of any obligation to indemnify unless (and then solely to the extent that) Purchaser is prejudiced by such delay.

          (b) If any Legal Action is brought against Company with respect to which Purchaser may have liability under the foregoing provisions of this Article, the Legal Action shall be defended by Purchaser and such defense shall include all proceedings for appeal or review which counsel for Company shall deem appropriate.

          (c) Notwithstanding the provisions of the previous subsection of this Agreement, until Purchaser shall have assumed the defense of any such Legal Action, the defense shall be handled by Company. Furthermore, (A) if Purchaser fails to provide Company with evidence acceptable to Company that Purchaser has sufficient financial resources to defend and fulfill its indemnification obligation with respect to the Legal Action; or (B) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; Purchaser shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by Company. If the defense of the Legal Action is handled by Company under the provisions of this subsection, Purchaser shall pay all legal and other expenses reasonably incurred by Company in conducting such defense.

          (d) In any Legal Action initiated by a third party and defended by the indemnifying party (A) the indemnified party shall have the right to be represented by advisory counsel and accountants, at its own expense, (B) the indemnifying party shall keep the indemnified party fully informed as to the status of such Legal Action at all stages thereof, whether or not the indemnified party is represented by its own counsel, (C) the indemnifying party shall make available to the indemnified party, and its attorneys, accountants and other representatives, all books and records of the indemnifying party relating to such Legal Action and (D) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

          (e) In any Legal Action initiated by a third party and defended by the indemnifying party, the indemnifying party shall not make any settlement of any claim without the written consent of the indemnified party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the indemnified party or its assets, employees or business, or relief which the indemnified party reasonably believes could establish a custom or precedent which will be materially adverse to the best interests of its continuing business.

     10.5 Limitations on Indemnification.

          (a) Neither the Company nor the Purchaser shall have any obligation to indemnify the other under this Article unless and until the aggregate amount of its liability exceeds fifty thousand dollars ($50,000), and thereafter the indemnified party shall be entitled to indemnification thereunder only for the aggregate amount of such liability in excess of fifty thousand dollars ($50,000).

          (b) All damages to which the indemnified party may be entitled pursuant to the provisions of this Article shall be net of any insurance coverage in which the indemnified party receives the benefits with respect thereto.

          (c) The indemnification obligations of the Company or Purchaser under Article X shall terminate two (2) years from the Closing Date, except with respect to any claims for indemnification as to which the indemnified party shall have given the indemnifying party written notice setting forth its claim with reasonable specificity (in contradistinction to generalized allegations) as to the nature thereof on or prior to two (2) years from the Closing Date.

          (d)    Notwithstanding  any  other  provision  of   the
Agreement, the Company's liability under this Article X shall not exceed one million dollars ($1,000,000) in the aggregate.

          (e)    Notwithstanding  any  other  provision  of   the
Agreement, Purchaser's liability under this Article X shall not exceed one million dollars ($1,000,000) in the aggregate.

     10.6 Survival; Investigation.
   The representations and warranties of Gilluly and Company contained in this Agreement shall survive any investigation by Purchaser and shall not terminate until the second (2nd) anniversary of the Closing (the "Survival Date") at which time they shall lapse. Notwithstanding the provisions of the preceding sentence, any representation or warranty in respect of which indemnification may be sought under Sections 10.1 and 10.2 shall survive the Survival Date if written notice, given in good faith, of the specific breach thereof is given to Gilluly and Company prior to the Survival Date, whether or not liability has actually been incurred.

     10.7 Waiver of Suretyship Defenses; Legal Fees.
       Company and Gilluly expressly waive any right arising from
Section 49-25 or 49-26 of the Code of Virginia, to require that the Purchasers bring action against Gilluly or the Company or the benefit of any other suretyship statutes and principles at law or in equity requiring, inter alia, any notice to Gilluly or Company of or prior to the commencement of any proceeding against Gilluly or the Company for any cause of action which Purchasers may assert arising out of or in connection with this Agreement and the related transactional agreements set forth in the Exhibits hereto (the "Transaction Documents") or the exhaustion of collection remedies against Gilluly or the Company before proceeding against and collecting from the other.

                           ARTICLE XI

                       GENERAL PROVISIONS

     11.1 Notices.
   All notices and other communications given hereunder shall be in writing. Notices shall be effective when delivered, if delivered personally. Otherwise, they shall be effective when sent to the parties at the addresses or numbers listed below, as follows: (i) on the business day delivered (or the next business day following delivery if not delivered on a business day) if sent by a local or long distance courier, prepaid telegram, telefax or other facsimile means; or (ii) three days after mailing if mailed by registered or certified U.S. mail, postage prepaid and return receipt requested.

     If to Gilluly to:

          C.W. Gilluly
          415 First Street, S.E.
          Washington, D.C. 20003-1827
          Telefax:  (202) 544-8384

     With a copy to:

          MCGUIRE, WOODS, BATTLE, & BOOTHE, LLP
          1750 Tysons Blvd., Suite 1800
          McLean, Virginia 22102
          Attention: Jocelyn West Brittin Esquire
          Telefax No.:  (703) 712-5050

     If to Company to:

          Hadron, Inc.
          5904 Richmond Highway, Suite 300
          Alexandria, Virginia 22303
          Attn:  President
          Telefax:  (703) 329-9409
     If to Investors to:

          Jon M. Stout
          Patricia W. Stout
          Stout Dynastic Trust
          10 Maiden Bower Court
          Potomac, Maryland 20854
          Telefax:  (301) 947-0544

     With a copy to:

          HOLLAND & KNIGHT, LLP
          2100 Pennsylvania N.W., Suite 400
          Washington, D.C.  20037
          Attention:  William J. Mutryn, Esquire
          Telefax:       (202) 955-5564

     If to J. Richard Knop:

          2 West Washington Street
          Post Office Box 978
          Middleburg, VA 20118
          Telefax:  (540) 687-8112

     If to John D. Sanders:

          2500 Virginia Avenue, N.W. Apt. 1408-S
          Washington, D.C. 20037
          Telefax:  (202) 965-4774

     Any Person may change the address or number to which notices are to be delivered to him, her or it by giving the other Persons named above notice of the change in the manner set forth above.

     11.2 Governing Law.
   This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia without regard to its choice of law rules.

     11.3 Schedules.
   The information contained in any schedule or exhibit which is referred to in any section of this Agreement shall be deemed to have been disclosed in connection with, and to be incorporated into, that particular section only, and shall not be deemed a part of any other section.

     11.4 Headings.
   The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of the Agreement.

     11.5 Counterparts.
   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.6 Miscellaneous.
   This Agreement: (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; (ii) is not intended to and shall not confer upon any Person, other than the parties hereto, any rights or remedies; and (iii) shall not be assigned by operation of law or otherwise.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed and their corporate seals to be hereto affixed and attested by their duly authorized officers.

COMPANY:                                GILLULY:

Hadron, Inc.


/S/ C.W. GILLULY                       /S/ C.W. GILLULY
______________________                 ___________________________
By:  C.W. Gilluly                      C.W. Gilluly
Title:  Chairman
 and Chief Executive Officer



PURCHASERS:

/S/ JON M. STOUT                        /S/ J. RICHARD KNOP
_________________                      __________________________
Jon M. Stout                            J. Richard Knop


/S/ PATRICIA W. STOUT                   /S/ JON M. STOUT
_____________________                   _________________________
Patricia W. Stout                       Stout Dynastic Trust
                                        By Jon M. Stout, Trustee

/S/ JOHN D. SANDERS
____________________
John D. Sanders

EXHIBIT A
                             WARRANT

THE SECURITIES REPRESENTED HEREBY AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED OR ANY STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT
PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR A VALID EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.


           WARRANT TO PURCHASE SHARES OF COMMON STOCK
          (subject to adjustment hereinafter provided)

                               of

                          HADRON, INC.

This certifies that, for value received, or _____ registered assigns ("Holder") is entitled, subject to the terms set forth below, to purchase from Hadron, Inc., a New York corporation (the "Company"), such number of shares of the Common Stock, par value $0.02 per share ("Common Stock"), of the Company, that are purchasable in connection with the exercise of the Warrant, as defined in Section 3 below, upon surrender hereof at the principal office of the Company referred to below, with the Notice of Exercise attached hereto as Attachment A duly executed and simultaneous payment therefor (at the Exercise Price as set forth in Section 2 below) in lawful money of the United States or otherwise as hereinafter provided. The number and
Exercise Price of such shares of Common Stock are subject to adjustment as provided below. The term "Warrant" as used herein shall include the Warrant under this Warrant and any warrants delivered in substitution or exchange therefor as provided herein.

     1.    Term  of Warrant.  Subject to the terms and conditions
set  forth herein, the Warrant shall be exercisable, in whole  or in  part,  for  a  period of five (5) years commencing  on  March
, 2000 and ending on March     , 2005.

     2.    Exercise  Price.   The exercise price  at  which  this
Warrant may be exercised shall be seventy-two cents ($0.72)   per
share of Common Stock. (the "Exercise Price").

     3.   Number of Shares; Exercise of Warrant.

          3.1 Exercise and Number of Shares. Subject to the provisions of this Agreement, the Holder of this Warrant shall have the right to purchase from the Company (and the Company shall issue and sell to such Holder), in the aggregate, up to shares of the Company's Common Stock. This Warrant may be exercised in whole or in part in as many exercises as Holder may elect. The Exercise Price shall be payable by check for good and sufficient United States funds.

          3.2 Cashless Exercise. Subject to the other provisions of this Agreement, in lieu of any cash payment required upon exercise of the Warrant, the Holder may elect to exercise this Warrant in full or in part by surrendering this Warrant in the manner specified in Section 3.1 hereof in exchange for the number of shares of Common Stock equal to the product of
(i) the number of shares of Common Stock as to which the Warrant is being exercised multiplied by (ii) a fraction, (y) the numerator of which is the Fair Market Value of a share of Common Stock on the date of exercise less the Exercise Price, and (z) the denominator of which is the Fair Market Value of a share of Common Stock on such date of exercise. Fair Market Value shall be equal to the average of the last sale price of Common Stock on each of the ten (10) trading days prior to the exercise date of this Warrant on the principal exchange of which the Common Stock may at the time be listed; or, if there shall have been no sales on such exchange on any such trading day, the average of the closing bid and asked prices on such exchange on such trading day; or, if there is no such bid and asked price occurred; or, if the Common Stock shall not be so listed, the average of the closing sales prices as reported by NASDAQ (including its bulletin board) at the end of each of the ten trading days prior to the date of exercise of this Warrant in the over-the counter market; provided that if one class of the Common Stock is listed or reported as described in this sentence but the class of Common Stock with respect to which Fair Market Value is being measured is not so listed or reported, then the Fair Market Value per share with respect to such unlisted and unreported class shall be identical to such listed or reported class.

          3.3 Delivery. The Warrant shall be exercisable by (i) delivering to the Company the form of notice of exercise attached hereto as Exhibit A duly completed and signed by the Holder or by the duly appointed legal representative or duly authorized attorney thereof, and (ii) depositing with the Company the original of this Warrant, paying the aggregate Exercise Price for the number of shares of Common Stock in respect of which the Warrant is being exercised. Upon each partial exercise of the Warrant, a new Warrant evidencing the balance of the shares of Common Stock issuable hereunder will be issued to the Holder, as soon as reasonably practicable, on the same terms as the Warrant partially exercised. All payments due upon any exercise of this Warrant shall be made in cash or by check or by making a Cashless Exercise.

          3.4 Time of Exercise. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise and the person entitled to receive the shares of Common Stock issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date; provided, however, that in the event that the transfer books of the Company are closed on the date of exercise, the Holder shall be deemed to have become a stockholder of record on the next succeeding day that the transfer books are open and until such date, the Company shall be under no duty to cause to be delivered any certificate for such shares. As promptly as practicable on or after such date and in any event within ten (10) days thereafter, the

Company at its expense shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of shares issuable upon such exercise. In the event that this Warrant is exercised in part, the Company at its expense will execute and deliver a new Warrant of like tenor exercisable for the number of shares for which this Warrant may then be exercised.

     4. Payment of Taxes and Expenses. The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of this Warrant and the Warrant Stock, unless any such tax or charge is imposed by law upon the Holder or upon the income or gain of Holder in connection with this Warrant, in which case such tax or charge shall be paid by the
Holder. The Company shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issuance of any certificate for shares of Common Stock in any name other than that of the Holder, and in such case the Company shall not be required to issue or deliver any stock certificate until such tax or other charge has been paid or it has been established to the satisfaction of the Company that no such tax or other charge is due.

     5. No Fractional Shares. No fractional shares shall be issued upon the exercise of this Warrant. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the Exercise Price multiplied by such fraction.

     6. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, or surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

     7.   Adjustments.

          (a) Adjustment. The number of shares of Common Stock for which this Warrant is exercisable and the Exercise Price at which such shares may be purchased shall be subject to adjustment from time to time as set forth in this Section 7.

          (b)   Stock  Dividends, Subdivisions and  Combinations.
If at any time the Company shall:

               (i) pay or make a dividend on Common Stock payable in additional shares of Common Stock;

               (ii)  subdivide its outstanding shares  of  Common
Stock into a larger number of shares of Common Stock; or

               (iii)     combine its outstanding shares of Common
Stock into a smaller number of shares of Common Stock;

then (A) the number of shares of Common Stock for which this Warrant is exercisable immediately after the happening of such event shall be adjusted to equal the number of shares of Common Stock which a record holder of the same number of shares of Common Stock immediately prior to the happening of such event would own or be entitled to receive after the happening of such event, and (B) the Exercise Price shall be adjusted to equal (1) the Exercise Price multiplied by the number of shares of Common Stock for which this Warrant is exercisable immediately prior to the adjustment divided by (2) the number of shares for which this Warrant is exercisable immediately after such adjustment.

          (c) Dividends and Distributions. If the Company shall distribute to all holders of its outstanding shares of Common Stock evidence of indebtedness of the Company, cash (including cash dividends payable out of consolidated earnings or earned surplus) or assets or securities other than additional shares of Common Stock, including stock of a subsidiary but excluding dividends or distributions referred to in Section 7(b) above (any such evidences of indebtedness, cash, assets or securities, the "assets or securities"), then, in each case, the number of shares of Common Stock issuable after such record date to Holder upon the exercise of each Warrant shall be determined by multiplying the number of shares of Common Stock issuable upon the exercise of such Warrant immediately prior to such record date by a fraction, the numerator of which shall be the fair market value per share of Common Stock immediately prior to the record date for such distribution and the denominator of which shall be the fair market value per share of Common Stock immediately prior to the record date for such distribution less the then fair value (as determined in good faith by the Board) of the evidences of its indebtedness, cash or assets or other distributions so distributed attributable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of distribution retroactive to the record date for the determination of stockholders entitled to receive such distribution. Any adjustment required by this Section 7(c) shall be made whenever any such distribution is made, and shall become effective on the date of such distribution retroactive to the record date for the determination of stockholders entitled to receive such distribution.

     (d) Reorganization, Reclassification, Consolidation or Merger. If the Company shall (i) effect any reorganization or reclassification of its capital stock or (ii) consolidate or merge with or into, or transfer all or substantially all of its properties and assets to, any other person, in either case in a transaction in connection with which a Holder has not exercised this Warrant, then, upon any exercise of this Warrant subsequent to the consummation thereof, such Holder shall be entitled to receive, in lieu of the Common Stock issuable upon exercise immediately prior to such consummation, the highest amount of stock, other securities or property (including cash) to which such Holder would have been entitled upon such consummation if such Holder had exercised this Warrant immediately prior thereto, all subject to further adjustments thereafter as provided in this
Section  7.   In  the case of a consolidation,  merger,  sale  or
transfer which includes an election as to the kind of consideration to be received by the holders, and the transfer is not the same for each share of Common Stock, then for the purposes of this Section the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer shall be deemed to be the kind and amount so receivable per share by a plurality of the holders.

     (e) All calculations under this Section 7 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

     8. No Rights of Stockholders. Subject to this Warrant, the Holder shall not be entitled to vote, to receive dividends or subscription rights, or to be deemed the holder of Common Stock or any other securities of the Company that may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company, including without limitation any right to vote for the election of directors or upon any matter submitted to stockholders, to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance, or otherwise), to receive notices, or otherwise, until the Warrant shall have been exercised as provided herein.

     9.   Transfer of Warrant.

          9.1 Warrant Register. The Company will maintain a register (the "Warrant Register") containing the names and addresses of the Holder or Holders. Any Holder of this Warrant or any portion thereof may change its address as shown on the Warrant Register by written notice to the Company requesting such change, and the Company shall promptly make such change. Until this Warrant is transferred on the Warrant Register of the Company, the Company may treat the Holder as shown on the Warrant Register as the absolute owner of this Warrant for all purposes, notwithstanding any notice to the contrary.

          9.2 Exchange of Warrant Upon a Transfer. On surrender of this Warrant for exchange, properly endorsed on the Assignment attached hereto and subject to the provisions of this Warrant and with the limitations on assignments and transfers as contained in this Section 9, the Company at its expense shall issue to or on the order of the Holder a new warrant or warrants of like tenor, in the name of the Holder or as the Holder (on payment by the Holder of any applicable transfer taxes) may direct, for the number of shares issuable upon exercise hereof.

     10.  Reservation and Authorization of Common Stock.

           (a) The Company shall at all times reserve and keep available for issuance upon the exercise of this Warrant the maximum number of its authorized but unissued shares of Common Stock as could then potentially be required to permit the exercise in full of this and all outstanding Warrants. All shares of Common Stock issuable upon exercise of any Warrant and payment therefor in accordance with the terms of such Warrant shall be duly and validly issued and fully paid and nonassesable, and not subject to or privileged with any preemptive rights.

           (b) Before taking any action which would cause an adjustment reducing the Exercise Price below the then par value, if any, of the shares of Common Stock issuable upon exercise of the Warrants, the Company shall take any corporate action which may be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of such Common Stock at such adjusted Exercise Price.

     10. Notices. Any notice, request, consent or other communication required to be made hereunder shall be deemed to have been made: (a) in the case of personal delivery, on the date of such delivery; (b) in the case of mailing, on the third business day following the date of such mailing; and (c) in the case of facsimile transmission, when confirmed by facsimile machine report to the parties at the following addresses:

          If to Holder:

               --------------------
               --------------------
               --------------------
               --------------------
               --------------------

               Fax:  --------------

          If to Company:

               5904 Richmond Highway
               Suite 300
               Alexandria, Virginia  22303
               Fax: 703/329-9409

     11. Legend. Neither this Warrant nor the shares of common stock issuable upon exercise of this Warrant have been registered under the Securities Act of 1933, as amended, or under the securities laws of any state. Neither this Warrant nor the shares of common stock issued upon exercise of this Warrant may be sold, transferred, pledged or hypothecated in the absence of
(i) an effective registration statement for this Warrant or the shares, as the case may be, under the Securities Act of 1933, as amended, and such registration or qualification as may be necessary under the securities laws of any state, or (ii) an opinion of counsel reasonably satisfactory to the Company that such registration or qualification is not required. The Company shall cause a certificate or certificates evidencing all or any of the shares of common stock issued upon exercise of this Warrant prior to said registration and qualification of such shares to bear the following legend:

          THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE. THE SHARES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND SUCH REGISTRATION OR QUALIFICATION AS MAY BE NECESSARY UNDER THE SECURITIES LAWS OF ANY STATE, [OR A VALID EXEMPTION FROM REGISTRATION UNDER SUCH LAWS].


     (c) Termination of Restrictions. The legend requirements of Section 11 shall terminate when either (i) the security in question shall have been effectively registered under the
Securities Act and disposed of pursuant thereto or (ii) the Company shall have received an opinion of counsel reasonably satisfactory to it that such legend is not required in order to insure compliance with the Securities Act.

     12. Investment Covenant. The Holder by his or her acceptance hereof covenants that this Warrant is and any common stock issued hereunder will be acquired for investment purposes, and that the Holder will not distribute the same in violation of any state or federal law or regulation.


     13. Amendments. The terms and provisions of this Warrant may not be modified or amended, or any provisions hereof waived, temporarily or permanently, except by written consent of the Company and the Holder.

     14. Certificate. Upon request by the Holder of this Warrant, the Company shall promptly deliver to such holder a certificate executed by its President or Chief Financial Officer setting forth the total number of outstanding shares of capital stock, convertible debt instruments and options, rights, warrants or other agreements relating to the purchase of such capital stock or convertible debt instruments, together with its calculation of the number of shares remaining available for issuance upon exercise of this Warrant, and a certificate of the accuracy of the statements set forth therein.

     15 Successors and Assigns. This Warrant and the rights and duties of the Holder set forth herein may be assigned, in whole or in part, by the Holder. The obligations of the Company evidenced by this Warrant shall be binding upon its successors, but neither this Warrant nor any of the rights or duties of the Company set forth herein shall be assigned by the Company, in whole or in part, without having first received the written consent of the Holder.

     16. Governing Law. This Warrant shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the principles of conflicts of law thereof.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be executed on its behalf and under its corporate seal as of the date first above written by one of its duly authorized officers and its execution hereof to be attested by another of its duly authorized officers.

Date: March          , 2000              HADRON, INC.



                                   By:_________________________________
                                      C.W. Gilluly
                                      Chief Executive Officer






Attested:


________________________
Secretary

                          ATTACHMENT A

                       NOTICE OF EXERCISE

To:  HADRON, INC. (the "Company")

      The undersigned hereby irrevocably elects to exercise the right of purchase thereunder, ____________ shares of Common Stock of the Company, as provided for therein, and tenders herewith payment of the purchase price in full in the form of wire transfer, cash or a check in the aggregate amount of $___________. If said number of shares shall not be all the shares purchasable under the within Warrant, a new Warrant Certificate is to be issued in the name of said undersigned for the balance remaining of the shares purchasable thereunder less any fraction of a share paid in cash.

      Please issue a certificate or certificates for such shares of Common Stock in the name of, and pay any cash for any fractional share to:

               Name:______________________________
               By:________________________________
               Signature:___________________________


                           ASSIGNMENT

          (To be executed only upon assignment of Warrant)

       For  value  received,  __________________________,  hereby sells, assigns and transfers unto ________________________ the within Warrant, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint _______________________ attorney, to transfer said Warrant on the books of the within-named Company, with full power of substitution of the premises.


Dated: ___________________, 20___



                             ____________________________________

                             By: ________________________________

EXHIBIT B

                      PURCHASER ALLOCATIONS


     INVESTORS            SHARES OF        WARRANTS TO      AGGREGATE
                         COMMON STOCK        PURCHASE       PURCHASE
                            TO BE           SHARES OF         PRICE
                        PURCHASED FROM     COMMON STOCK
                         THE COMPANY         FROM THE
                                            COMPANY

Jon M. Stout                   261,290         235,161    $101,903.10
Patricia W. Stout and          256,410         230,769     $99,999.90
Stout Dynastic               1,128,200       1,015,380    $439,998.00
Trust
10 Maiden Bower Ct.
Potomac, MD 20854

J. Richard Knop                514,100         462,690       $200,499
2 West Washington St.
Post Office Box 978
Middleburg, VA 20118

John D. Sanders                 90,000          81,000        $35,100
2500 Virginia Ave, N.W.
Apt. 1408-S
Washington, D.C. 20037

